UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 27, 2008

AVANT IMMUNOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15006	13-3191702
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

119 Fourth Avenue

Needham, Massachusetts 02494-2725

(Address of principal executive offices) (Zip Code)

(781) 433-0771

(Registrant’s telephone number, including area code)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On May 27, 2008, in conjunction with the closing of the transactions contemplated by the License and Development Agreement dated April 16, 2008 (“License and Development Agreement”) between Celldex Therapeutics, Inc. (“Celldex”), a wholly-owned subsidiary of AVANT Immunotherapeutics, Inc. (the “Registrant”) and Pfizer Vaccines, LLC (“Pfizer Vaccines”), the Registrant entered into a Common Stock Purchase Agreement with Pfizer Vaccines (the “Common Stock Purchase Agreement”), whereby the Registrant sold 781,250 shares of the Registrant’s common stock, at a price per share of $12.80, to Pfizer Vaccines, LLC (“Pfizer Vaccines”), for aggregate cash consideration to the Registrant of $10,000,000.  The sale of the shares of common stock will not be registered under the Securities Act of 1933.  Rather, the offer of such shares was, and sale of such shares will be, made in reliance on the exemption from registration requirements provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.  Pfizer Vaccines is “accredited” (as defined under Regulation D) and no general solicitation was or is being used in connection with the offer and sale of such securities.

Under the terms of the Common Stock Purchase Agreement, the Registrant will grant to Pfizer Vaccines piggyback registration rights, and demand registration rights on Form S-3 (no more than twice during any twelve-month period in the case of demand registration on Form S-3).  These registration rights would expire upon the earlier of the sale of all of the common stock subject to those rights, or the fifth anniversary of the date of the Common Stock Purchase Agreement, and are not assignable by Pfizer Vaccines except to an affiliate of Pfizer Vaccines.  Pfizer Vaccines has agreed to refrain from selling the shares of common stock purchased under the Common Stock Purchase Agreement for one year after signing the Common Stock Purchase Agreement, provided that it can sell up to 10% of such shares of common stock during any rolling 90-day period from and after the six-month anniversary of the signing of that agreement.  Pfizer Vaccines will also be subject to a limited standstill agreement with the Registrant.

Item 3.02.              Unregistered Sales of Equity Securities

The information in Item 1.01 of this Current Report on Form 8-K regarding the sale of common stock to Pfizer Vaccines is incorporated by reference in its entirety herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANT IMMUNOTHERAPEUTICS, INC.

Date: May 30, 2008	By:	/s/ Avery W. Catlin
Avery W. Catlin
Title: Senior Vice President and
Chief Financial Officer